MGP INGREDIENTS REPORTS SECOND QUARTER 2018 RESULTS

ATCHISON, Kan., August 2, 2018 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter ended June 30, 2018.

2018 second quarter results compared to 2017 second quarter results

•	Consolidated net sales increased 2.9% to $88.3 million, reflecting growth in both the Distillery Products and Ingredient Solutions segments.

•
Consolidated gross profit increased 3.3% to $19.4 million from $18.8 million, driven by gross profit growth in the Distillery Products segment, partially offset by a decline in the Ingredient Solutions segment.

•	Consolidated operating income increased to $11.1 million from $10.5 million, up 5.9% from the prior-year quarter, primarily driven by the gross profit growth.

•	Consolidated net income increased 18.2% to $7.5 million.

•
Earnings per share increased 18.9% to $0.44 per share from $0.37 per share in the prior-year quarter, driven by improved performance from operations and the absence of an equity method investment loss from ICP, which was divested on July 3, 2017, as well as a lower effective tax rate.

“While the overall American Whiskey category continues to be robust, we experienced some temporary softness in the first half, as a few existing customers delayed or reduced orders due to having previously purchased adequate inventory to meet their near-term needs,” said Gus Griffin, president and CEO of MGP Ingredients. “We continue to expect that our focus on attracting new customers, as well as our strong partnerships with existing customers, will result in stronger revenue growth in the second half of the year, and we are reaffirming our guidance for the year. In addition, we remain very pleased with our progress against all parts of our strategic plan and are continuing to invest for growth.”

Distillery Products Segment - Gross Profit Increases 4.6%
For the second quarter of 2018, net sales for the Distillery Products segment increased 2.8% to $72.7 million. Gross profit increased to $16.7 million, or 23.0% of net segment sales, compared to $16.0 million, or 22.6% of net segment sales in the second quarter 2017.

"We remain focused on the long-term opportunities provided by our positioning within the distilled spirits industry,” said Griffin. “We continue to experience strong demand for our bourbon and rye whiskeys, and our plan for sustainable growth in premium beverage alcohol remains on track for the balance of the year.”

Food Grade Alcohol (in thousands)	Net Sales Quarter Ended June 30,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2018	2017	$ Change	% Change
Premium Beverage Alcohol	$42,200	$42,287	$(87)	(0.2)%
Industrial Alcohol	19,295	19,342	(47)	(0.2)
Food Grade Alcohol	$61,495	$61,629	$(134)	(0.2)%

Ingredient Solutions Segment - Sales Grows 3.6%
For the 2018 second quarter, net sales in the Ingredient Solutions segment increased 3.6% to $15.6 million. Gross profit decreased to $2.8 million, or 17.7% of net segment sales, compared to $2.9 million, or 19.1% of net segment sales in the second quarter 2017.

"We are pleased to report our seventh consecutive quarter of revenue growth versus the prior-year quarter for our Ingredient Solutions segment. Our focus on leveraging the key consumer trends of high fiber, high protein, non-GMO, plant-based proteins and ‘clean label’ ingredients is fueling this growth,” Griffin said.

Other
Corporate selling, general and administrative expenses of $8.3 million for the second quarter 2018 remained flat to the prior year quarter. Increases in personnel costs primarily to support the brands platform and other personnel costs were offset by savings in professional fees.

The corporate effective tax rate for the quarter was 30.6%, down from an effective tax rate of 31.6% in the year ago period.

Earnings per share grew to $0.44 for the second quarter 2018, compared to $0.37 for the second quarter 2017.

2018 and Long-Term Guidance
MGP is reaffirming the following guidance for fiscal 2018 and beyond:

•	Operating income is expected to grow between 10% and 15% for fiscal year 2018.

•	The Company’s conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory become a more significant factor.

•
2018 net sales growth is projected in the high single-digit percentage range versus 2017, subject to some volatility as the Company continues to shift sales from industrial to premium beverage alcohol.

•	2018 gross margins are expected to continue to grow modestly versus 2017.

•	2018 effective tax rate is forecast to be 25%, and shares outstanding are expected to be approximately 16.9 million at year end.

Conclusion
“Despite the lower growth rate reflected in our year-to-date results, we remain pleased with our progress and the sustained strength of the categories in which we compete,” Griffin added. “We continue to invest to take full advantage of these key consumer trends and are now pleased to announce that based on continued strong demand for our premium American Whiskeys, we are making significant additional capital investments in our barrel warehouse program. Our projected investment in this program has been increased to approximately $51.8 million in capital expenditures, up from approximately $33.8 million. This increased investment will enable us to meet the long-term storage needs of both our new distillate customers and our own aging whiskey inventory. Our investment in aged whiskey inventory continues to grow, and has now reached $73.0 million, at cost. A portion of the sizable increase in our inventory from last quarter reflects stronger anticipated sales of our premium American Whiskey products in the second half of the year.

“We continue to be pleased with the positive momentum we have experienced on our brands initiative - in particular, our recently launched Rossville Union Rye Whiskey. For the remainder of the year, our focus will be on increasing distribution and velocity in our existing markets,” concluded Griffin.

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Events & Presentations page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for the quarter ended June 30, 2017	$10,514
Increase in gross profit - distillery products segment	727	6.9	pp(a)
Decrease in gross profit - ingredient solutions segment	(111)	(1.0)	pp
SG&A expenses	2	—	pp
Operating income for the quarter ended June 30, 2018	$11,132	5.9%

(a) Percentage points ("pp").

Operating income, year to date versus year to date	Operating Income	Change
Operating income for year to date ended June 30, 2017	$21,906
Decrease in gross profit - distillery products segment	(18)	(0.1)	pp(a)
Increase in gross profit - ingredient solutions segment	544	2.5	pp
Increase in SG&A expenses	(911)	(4.2)	pp
Operating income for year to date ended June 30, 2018	$21,521	(1.8)%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ("EPS") ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for the quarter ended June 30, 2017	$0.37
Change in operations(a)	0.03	8.1	pp(b)
Change in equity method investment loss(a)	0.03	8.1	pp
Tax: Change in effective tax rate	0.01	2.7	pp
Basic and diluted EPS for the quarter ended June 30, 2018	$0.44	18.9%

(a)	Items are net of tax based on the effective tax rate for the base year (2017).

(b)	Percentage points ("pp").

Change in basic and diluted EPS, year to date versus year to date	Basic and Diluted EPS	Change
Basic and diluted EPS for year to date ended June 30, 2017	$0.87
Change in operations(a)	(0.02)	(2.3)	pp(b)
Change in equity method investment loss(a)	0.01	1.2	pp
Change in interest expense, net(a)	0.01	1.2	pp
Tax: Net effect of the tax benefit on vested share-based compensation	0.01	1.2	pp
Tax: Change in effective tax rate (excluding tax item above)	0.08	9.1	pp
Basic and diluted EPS for year to date ended June 30, 2018	$0.96	10.4%

(a)	Items are net of tax based on the effective tax rate for the base year (2017), excluding the effect of the tax benefit on vested share-based compensation on the 2017 rate.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended		Year to date Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$88,252	$85,753	$176,208	$172,922
Cost of sales	68,811	66,928	137,816	135,056
Gross profit	19,441	18,825	38,392	37,866
Selling, general and administrative expenses	8,309	8,311	16,871	15,960
Operating income	11,132	10,514	21,521	21,906
Equity method investment loss	—	(819)	—	(348)
Interest expense, net	(289)	(379)	(496)	(710)
Income before income taxes	10,843	9,316	21,025	20,848
Income tax expense	3,316	2,947	4,571	5,801
Net income	$7,527	$6,369	$16,454	$15,047

Income attributable to participating securities	148	183	323	433
Net income attributable to common shareholders and used in EPS calculation	$7,379	$6,186	$16,131	$14,614

Share information:
Basic and Diluted weighted average common shares	16,869,481	16,745,679	16,856,423	16,727,305

Basic and diluted earnings per common share	$0.44	$0.37	$0.96	$0.87
Dividends and dividend equivalents per common share	$0.08	$0.04	$0.16	$0.08

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2018	December 31, 2017	(Dollars in thousands)	June 30, 2018	December 31, 2017
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,280	$3,084	Current maturities of long-term debt	$379	$372
Receivables, net	35,758	34,347	Accounts payable	23,333	30,037
Inventory	106,487	93,149	Accrued expenses	7,937	11,171
Prepaid expenses	2,802	2,182
Refundable income taxes	1,534	1,980	Total Current Liabilities	31,649	41,580
Total Current Assets	148,861	134,742	Other Liabilities:
			Long-term debt, less current maturities	21,225	21,407
			Revolving credit facility	18,857	2,775
			Deferred credits	1,789	2,151
Property and equipment	278,548	267,288	Accrued retirement, health, and life insurance benefits	2,989	3,133
Less accumulated depreciation and amortization	(169,712)	(164,237)	Other noncurrent liabilities	545	540
Net Property, Plant, and Equipment	108,836	103,051	Deferred income taxes	741	12
			Total Liabilities	77,795	71,598
Other assets	2,458	2,535	Stockholders’ equity	182,360	168,730
TOTAL ASSETS	$260,155	$240,328	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$260,155	$240,328

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended
	June 30, 2018	June 30, 2017
Cash Flows from Operating Activities
Net income	$16,454	$15,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,826	5,554
Distributions received from equity method investee	—	7,131
Deferred income taxes	729	577
Share-based compensation	1,968	1,737
Equity method investment loss	—	348
Changes in operating assets and liabilities:
Receivables, net	(1,411)	(8,845)
Inventory	(13,338)	(6,693)
Prepaid expenses	(620)	(1,148)
Accounts payable	(5,106)	(671)
Accounts payable to affiliate, net	—	(168)
Accrued expenses	(3,232)	(934)
Income taxes payable/refundable	446	(426)
Deferred credit	(362)	(410)
Accrued retirement health and life insurance benefits	(111)	(256)
Net cash provided by operating activities	1,243	10,843
Cash Flows from Investing Activities
Additions to plant, property and equipment	(13,065)	(9,933)
Return of equity method investment	—	299
Net cash used in investing activities	(13,065)	(9,634)
Cash Flows from Financing Activities
Purchase of treasury stock for tax withholding on share-based compensation	(2,073)	(1,131)
Payment of dividends and dividend equivalents	(2,750)	(1,376)
Principal payments on long-term debt	(185)	(177)
Proceeds from credit agreement	16,946	12,467
Payments on credit agreement	(920)	(4,650)
Net cash provided by financing activities	11,018	5,133
Increase (decrease) in cash and cash equivalents	(804)	6,342
Cash and cash equivalents, beginning of period	3,084	1,569
Cash and cash equivalents, end of period	$2,280	$7,911